EvergreenBancorp Declares Quarterly Cash Dividend of $0.07 per Share

SEATTLE, WA – October 22, 2007 – EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank, today announced its Board of Directors approved a quarterly cash dividend of $0.07 per share. The dividend will be payable on November 27, 2007 to shareholders of record as of the close of business on November 13, 2007.

On October 18, 2007, EvergreenBancorp reported a 55% increase in net income for the third quarter of 2007 to $802,000 from $517,000 reported in the third quarter of 2006. Fully diluted earnings per share for the quarter rose 32% to $0.33 from $0.25 for the same quarter last year.

About EvergreenBancorp and EvergreenBank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services. Visit www.EvergreenBancorp.com to learn more.

Contact:
Gordon D. Browning
Executive Vice President and Chief Financial Officer
206-749-7350